Exhibit 4.1

Execution Version

TERMINATION OF STOCKHOLDERS AGREEMENT

This Termination of Stockholders Agreement, dated as of December 29, 2015 (this “Termination Agreement”), is entered into by and among Paycom Software, Inc., a Delaware corporation (the “Company”) and the undersigned (collectively, the “Terminating Stockholders”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Amended and Restated Stockholders Agreement, dated as of March 10, 2014 (the “Stockholders Agreement”).

WHEREAS, as of November 18, 2015, the parties to the Stockholders Agreement (the “Stockholders Agreement Parties”), on an aggregate basis, no longer held, directly or indirectly, forty percent (40%) of the issued and outstanding Common Stock entitled to vote in the election of directors of the Company;

WHEREAS, Section 8 of the Stockholders Agreement provides that the Stockholders Agreement may be terminated by an agreement in writing signed by WCAS, CP IV and the Majority Common Holders;

WHEREAS, Chad Richison and Ernest Group, Inc hold, on an aggregate basis, a majority of the shares of Common Stock held by the Common Holders and, accordingly, constitute the Majority Common Holders; and

WHEREAS, the Terminating Stockholders desire to terminate the Stockholders Agreement in accordance with Section 8 thereof by executing this Termination Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Termination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby stipulate, covenant and agree as follows:

1. Termination. The Stockholders Agreement is hereby terminated effective as of the date hereof and shall be of no further force and effect whatsoever. Without limiting the generality or effect of the immediately preceding sentence, from and after the execution and delivery of this Termination Agreement, the Stockholders Agreement Parties shall have no further rights, obligations, duties or liabilities of any kind under the Stockholders Agreement.

2. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3. Miscellaneous. This Termination Agreement (a) may be executed in multiple counterparts (including facsimile counterparts), each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, (b) shall be binding on, and inure to the benefit of, the Stockholders Agreement Parties’ successors and assigns, and (c) constitutes the entire agreement of the undersigned parties with respect to the matters made the subject of this Termination Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and consented to this Termination Agreement as of the date first above written.

Paycom Software, Inc.

By:	/s/ Chad Richison
	Name:	Chad Richison
	Title:	President and Chief Executive Officer

[Signature Page to Termination of Stockholders Agreement]

Welsh, Carson, Anderson & Stowe X, L.P.

By: WCAS X Associates LLC
Its: General Partner

By:	/s/ Jonathan Rather
	Name:	Jonathan Rather
	Title:	Managing Member

WCAS Capital Partners IV, L.P.

By: WCAS CP IV Associates LLC
Its: General Partner

By:	/s/ Jonathan Rather
	Name:	Jonathan Rather
	Title:	Managing Member

[Signature Page to Termination of Stockholders Agreement]

Chad Richison

/s/ Chad Richison

Ernest Group, Inc.

By:	/s/ Chad Richison
	Name:	Chad Richison
	Title:	President

[Signature Page to Termination of Stockholders Agreement]